PROMISSORY NOTE- AP
CASH OUT

$15,000 (Fifteen Thousand Dollars)
Principal Amount

Dated: July 27, 2007
State of Nevada

Funding Date- On or before July 27, 2007
Due Date of Note January 27, 2008

FOR VALUE RECEIVED, Fifteen Thousand Dollars ($15,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (**Borrowers**) hereby promises to pay to the order of Antonios Papanikolaou (**Maker**) of 4135 Whiting Pl., Philadelphia, PA 19164the sum of $15,000 (Fifteen Thousand Dollars). Said sum shall be paid in the manner following:

This **Promissory Note** shall bear **Interest** at ten percent (10%) per annum from the Funding Date to the Due Date.

At the Due Date Borrower will repay the Note in the following manner:

> Borrower will repay the Principal Amount along with accrued Interest within 10 days of the Due Date via check to the Makers address above.

Additionally, the Maker shall receive two shares of Borrower's common stock for each dollar amount of the Principal Amount within thirty (30) days of disbursement of the funds (see below), such stock to be restricted by Rule 144.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:

1- Breach of any condition of any of the security interest.
2- Upon the insolvency, dissolution, or liquidation of the Borrowers.

Disbursement Instructions: The stated use of funds provided by this Promissory Note is for obtaining well assignments from the Borrowers drillers and making disbursements to related service providers allowing the filing of the required SEC and NASD filings to bring the Borrower current in its filings. All of the funds collected under this Note shall be held in the below listed account until released by the Borrowers Board of Directors representation that said release would accomplish the stated goal of the Note. If the funds are not disbursed prior to July 31, 2007, the Principal Amount will be returned to the Maker with appropriate pro-rata Interest but without any stock.

Wire Instructions for receipt of funds by Borrower are:

Bank of America
Branch NV1-155-01-01
Banker: Charity Lopez
2638 W. Horizon Ridge Parkway
Henderson, NV 89052
702-654-6316
702-654-6342 fax
Indigo-Energy Partners, LP.
Account # 004967949695
Wire Routing ABA # 026009593

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

David Larson, CEO
Indigo-Energy, Inc.

10-12-07
Date

Accepted by Maker:

Antonios Papanikolaou, an individual

OCT-11-07
Date

190-68-2117
SSAN#